Exhibit 99.1

TradeUP Global Corporation Files Registration Statement on Form F-4 in Connection with Proposed Business Combination with SAITECH Limited, a Eurasia-Based Energy Saving Bitcoin Mining Operator

NEW YORK, Oct. 22, 2021 /PRNewswire/ -- TradeUP Global Corporation (“TradeUP Global” or “TUGC”) (Nasdaq:TUGCU), a publicly traded special purpose acquisition company, and SAITECH Limited (“SAITECH”), a Eurasia-based energy saving bitcoin mining operator that engages in the hosting of bitcoin mining machines for its clients, today announced the initial filing with the United States Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form F-4 (the “Registration Statement”) containing TUGC’s preliminary proxy statement/prospectus in connection with their previously announced business combination. While the Registration Statement has not yet become effective and the information contained therein is subject to change, it provides important information about SAITECH Limited and the proposed business combination with TUGC (the “Business Combination”).

“The filing of our registration statement is a critical tipping point in our proposed business combination with SAITECH. We truly believe that SAITECH represents a unique business opportunity in the bitcoin mining space, as it has strong competitive competencies with its advanced technologies and leading operations in the Eurasia region. SAITECH’s unique and innovative technological solutions that recycle the energy used from mining into large scale heating is at the forefront of resolving energy waste from mining activities, one of the most controversial topics in the industry today.” said Jianwei Li, Chairman and Co-CEO of TradeUP Global.

Arthur Lee, Founder and CEO of SAITECH, said, “We are extremely excited to have reached this key milestone in the transaction process. This brings us one step closer to accessing the global capital markets to strengthen our leading position in Eurasia’s bitcoin mining arena. The proceeds from this transaction will be used to invest in our growth initiatives and recycled energy technologies, fulfilling our mission of promoting the clean evolution of bitcoin mining.”

As previously announced on September 28, 2021, TradeUP Global entered into a definitive business combination agreement on September 27, 2021 (the “Business Combination Agreement”), pursuant to which SAITECH and TradeUP Global would combine, with TradeUP Global being renamed “SAI.TECH Global Corporation” and its Class A ordinary shares continuing to be listed on The Nasdaq Stock Market under the new ticker symbol “SAI”.

The Business Combination values SAITECH at a $228 million equity valuation.  Estimated cash available to SAITECH from the transaction are expected to consist of TradeUP Global's $44.9 million of cash in trust (assuming no redemptions) or a minimum of $17.5 million assuming maximum permitted redemptions.

The Business Combination will require the approval of the shareholders of TradeUP Global and is subject to other customary closing conditions.  The transaction will also require the approval of the shareholders of SAITECH, while SAITECH shareholders holding the requisite vote have executed a support agreement and agreed to vote in favor of the Business Combination and related transactions by unanimous written consent or at a meeting of shareholders when called by SAITECH.  The Business Combination is expected to close in the first quarter of 2022.

The Registration Statement, which has not been reviewed or declared effective by the SEC, can be viewed on the SEC's website.

About SAITECH

SAITECH is a Eurasia-based energy saving digital asset mining operator that engages in the hosting of bitcoin mining machines for its clients. SAITECH uses a proprietary liquid cooling and waste heat recovery technology for digital asset mining machines that enables utilization of waste heat to provide recycled energy heating for potential customers while achieving lower mining operating costs. SAITECH strives to become the most cost-efficient digital assets mining operation company globally while simultaneously promoting the clean transition of the bitcoin mining industry.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. TradeUP’s and SAI’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, TradeUP Global’s and SAITECH’s expectations with respect to future performance and anticipated financial impacts of the proposed business combination, the satisfaction of the closing conditions to the proposed business combination and the timing of the closing. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside TradeUP Global’s and SAITECH’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to : (1) the outcome of any legal proceedings that may be instituted against TradeUP Global and SAITECH following the announcement of the Business Combination Agreement and the transactions contemplated therein; (2) the inability to complete the proposed business combination, including due to failure to obtain approval of the shareholders of TradeUP Global, approvals or other determinations from certain regulatory authorities, or other conditions to closing in the proposed business combination; (3) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transactions contemplated therein to fail to close; (4) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (5) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably and retain its key employees; (6) costs related to the business combination; (7) changes in applicable laws or regulations; (8) the possibility that SAITECH or the combined company may be adversely affected by other economic, business, and/or competitive factors; (10) the impact of COVID-19 on SAITECH’s business and/or the ability of the parties to complete the business combination; and (11) other risks and uncertainties indicated from time to time in the proxy statement/prospectus relating to the business combination, including those under “Risk Factors” in the Registration Statement, and in TradeUP’s other filings with the SEC. TradeUP cautions that the foregoing list of factors is not exclusive. TradeUP cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. TradeUP does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Additional Information

This communication may be deemed solicitation material in respect of the proposed business combination between TradeUP Global Corporation (“TradeUP Global”), TGC Merger Sub and SAITECH Limited (“SAITECH”). This communication does not constitute a solicitation of any vote or approval. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed business combination, on October 21, 2021. TradeUP Global filed a Registration Statement on Form F-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission’s (“SEC”), which includes a preliminary prospectus and preliminary proxy statement. TradeUP Global may also file other documents with the SEC regarding the proposed business combination. TradeUP Global will mail a definitive proxy statement/prospectus and other relevant documents to its shareholders. This communication is not a substitute for the Registration Statement, the definitive proxy statement/prospectus or any other document that TradeUP Global will send to its shareholders in connection with the proposed business combination. Investors and security holders of TradeUP Global are advised to read, when available, the proxy statement/prospectus in connection with TradeUP Global’s solicitation of proxies for its extraordinary general meeting of shareholders to be held to approve the proposed business combination (and related matters) because the proxy statement/prospectus will contain important information about the proposed business combination and the parties to the proposed business combination. The definitive proxy statement/prospectus will be mailed to shareholders of TradeUP Global as of a record date to be established for voting on the proposed business combination. TradeUP Global’s shareholders will also be able to obtain copies of the proxy statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: TradeUP Global Corporation, 437 Madison Avenue, 27th Floor, New York, New York 10022, (732) 910-9692.

Participants in the Solicitation

TradeUP Global and its directors and executive officers may be deemed participants in the solicitation of proxies from TradeUP Global’s shareholders with respect to the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in TradeUP Global is contained in TradeUP Global’s final prospectus filed with the SEC on April 30, 2021, and is available free of charge at the SEC’s web site at sec.gov, or by directing a request to TradeUP Global Corporation, 437 Madison Avenue, 27th Floor, New York, New York 10022, (732) 910-9692. Additional information regarding the interests of such participants is included in the proxy statement/prospectus contained the Registration Statement.

SAITECH and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of TradeUP Global in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination is included in the proxy statement/prospectus contained the Registration Statement.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and does not constitute an offer to sell or a solicitation of an offer to buy any securities of TradeUP Global or SAITECH, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.